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                       RESOLUTIONS OF
                   THE BOARD OF DIRECTORS OF
                    NATIONSBANK CORPORATION

                       September 25, 1996

                     Appointment of Committee

    RESOLVED, that Paul J. Polking and Charles M. Berger hereby are appointed attorneys-in-fact for, and each of them with full power to act without the other hereby is authorized and empowered to sign the Registration Statement and any amendment or amendments (including any pre-effective or post-effective amendments) thereto on behalf of, the Corporation and any of the following, to wit: the Principal Executive Officer, the Principal Financial Officer, the Principal Accounting Officer, and any other officer of the Corporation.

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                          CERTIFICATE OF SECRETARY

    I, Allison Gilliam, Assistant Secretary of NationsBank Corporation, a corporation duly organized and existing under the laws of the State of North Carolina (the "Corporation"), do hereby certify that the foregoing is a true and correct copy of the resolution duly adopted by the Board of Directors of the Corporation at a meeting of the Board of directors held on September 25, 1996, at which meeting a quorum was present and acting throughout and that said resolution is in full force and effect and has not been amended or rescinded as of the date hereof.

    IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the Corporation as of this 9th day of October, 1996.

                                     /s/  Allison Gilliam
                                     Assistant Secretary
(Corporate Seal)
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